Exhibit 99.1

Audience Announces Fourth Quarter and Full Year 2013

Financial Results

MOUNTAIN VIEW, Calif. – February 6, 2014 – Audience, Inc. (NASDAQ: ADNC), the leader in advanced voice and audio processing for mobile devices, today announced its fourth quarter and full year 2013 financial results.

Revenue for the fourth quarter of 2013 was $33.6 million, compared with $38.7 million for the same period in 2012. As reported under U.S. generally accepted accounting principles (GAAP), fourth quarter 2013 net loss was ($2.5) million, or ($0.11) per diluted share based on weighted average shares outstanding of 22.0 million. This compares with GAAP net income of $3.4 million, or $0.15 per diluted share based on weighted average shares outstanding of 22.5 million, for the same period in 2012. Gross margin on a GAAP basis for the fourth quarter of 2013 was 53.2% of revenue, compared to 53.8% of revenue for the same period in 2012.

Non-GAAP net loss, as defined below, for the fourth quarter of 2013 was ($2.4) million, or ($0.11) per diluted share based on weighted average shares outstanding of 22.0 million. This compares with non-GAAP net income of $3.2 million, or $0.14 per diluted share based on weighted average shares outstanding of 22.5 million, for the same period in 2012. Gross margin on a non-GAAP basis for the fourth quarter of 2013 was 53.4% of revenue, compared to 54.0% of revenue for the same period in 2012.

Revenue for the full year 2013 was $160.6 million, compared with $143.9 million for 2012. Net income for the full year 2013 was $2.5 million, or $0.11 per diluted share based on weighted average shares outstanding of 23.2 million, compared to net income of $15.6 million, or $0.65 per diluted share based on weighted average shares outstanding of 15.7 million for 2012.

Non-GAAP net income for the full year of 2013 was $9.1 million, or $0.39 per diluted share based on weighted average shares outstanding of 23.2 million, compared to 2012 non-GAAP net income of $18.0 million, or $0.88 per diluted share based on weighted average shares outstanding of 20.6 million.

“We closed out 2013 with strong growth in China, thanks to momentum from customers like Xiaomi, Huawei, Yulong and Meizu,” said Peter Santos, president and chief executive officer. “We kicked off 2014 at CES with the introduction of our eS700 series with Continuous VoiceQ for seamless Always-on listening and voice command capability and believe this product family will become increasingly important this year.”

“With solid results in the fourth quarter we remain optimistic regarding the long-term outlook, driven by continued growth in China and further traction in the adjacent markets,” said Kevin Palatnik, chief financial officer.

Business Outlook

For the first quarter of 2014, Audience expects total revenue to be in the range of $33 to $36 million. First quarter GAAP gross margin is expected to be in the range of 49% to 52%. First quarter GAAP net loss, which includes $1.5 million of expected stock-based compensation expense, is expected to be in the range of ($5.1) to ($6.1) million, or ($0.24) to ($0.28) per diluted share on approximately 22.1 million diluted weighted average shares outstanding.

First quarter non-GAAP gross margin is expected to be in the range of 49% to 52%. First quarter non-GAAP net loss is expected to be in the range of ($3.6) to ($4.6) million, or ($0.17) to ($0.21) per share on a diluted basis.

A schedule showing a reconciliation of the business outlook from GAAP diluted net loss per share to non-GAAP diluted net loss per share is included with this release.

The above information concerning guidance represents Audience’s outlook only as of the date hereof and is subject to change as a result of amendments to material contracts and other changes in business conditions. Audience undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Quarterly Conference Call Today

Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer, will host a conference call today at 1:30 pm (Pacific) / 4:30 pm (Eastern). Attendees are asked to join the call at least ten minutes prior to the scheduled conference call time. The call may be accessed by dialing 1-877-212-6076 (toll free) or 1-707-287-9331 (international). The passcode is 34175768. A live and archived webcast of the call will be available on Audience’s website at http://investor.audience.com for 30 days.

Audience expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Audience may reiterate the business outlook published in this press release. At the same time, Audience will keep this press release, including the business outlook, publicly available on its website.

Beginning March 14, 2014, Audience will observe a Quiet Period during which Audience’s representatives will not comment on Audience’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Audience’s First Quarter 2014 Earnings Release is published, which is currently scheduled to be May 1, 2014.

Use of Non-GAAP Financial Measures

Audience prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as gross margin, net income and earnings per share information for the three months and year ended December 31, 2013 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants under GAAP. Stock-based compensation expense has been and will continue to be a significant recurring expense for Audience. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Stock warrant revaluation expense reflected in the full year 2012 is related to preferred stock warrants outstanding that had to be revalued each quarter prior to our initial public offering. We believe the comparisons of ongoing operations should exclude effects of such revaluations as preferred stock warrant revaluation represented a non-cash expense that did not occur after our initial public offering.

On June 5, 2012, Audience entered into a lease agreement for its future corporate headquarters facility in Mountain View, California. Pursuant to the lease agreement, the lease falls under “build-to-suit” accounting treatment and therefore, in accordance with accounting for the effect of lessee involvement in asset construction, the company is considered to be the owner of the real estate project during the construction period. As such, Audience recorded an asset for construction in progress for incurred construction costs, and a liability for those costs that are not funded by the company. Additionally, the rent costs associated with the ground lease during construction was recorded to the income statement. This rent cost is a non-cash charge that the company excluded from its non-GAAP net income. The construction was completed and the lease commenced October 1, 2013. Upon lease commencement, “build-to-suit” accounting treatment was terminated. The company concluded that the lease qualifies for sale-leaseback accounting treatment and that the lease is to be recorded as an operating lease.

Non-GAAP financial information is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

The shares used to compute non-GAAP basic and diluted net income per share include the assumed conversion of all outstanding shares of convertible preferred stock and certain preferred stock warrants into shares of common stock using the as-if converted method as of the beginning of each period presented or the date of issuance, if later. In May 2012, in conjunction with the closing of our initial public offering, all of our outstanding preferred stock was converted into shares of our common stock.

Audience has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and annual growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding Audience’s underlying operating results. These non-GAAP measures are some of the primary measures Audience’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the fourth quarter conference call regarding Audience, Inc., which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of future revenue, net income and operating margin performance, diversification of our customer base, future success for various products and our leadership position in the market, reporting on wins in the market and the demand for our solutions including continued demand by customers upon whom we are substantially dependent are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including: completion of our 2013 audit and potential fluctuations in the company’s quarterly and annual operating results and financial condition, including but not limited to matters related to tax; our dependence on a single OEM, Samsung Electronics Co. Ltd., for a substantial portion of our revenue; weak demand for high end smart phones and the impact on our business; our need to maintain and expand our existing relationships with our OEMs, including Samsung and leading Chinese OEMs and to establish relationships with new OEMs in order to maintain and increase our revenue; our ability to sustain profitable operations due to our history of losses and accumulated deficit; quarterly fluctuations in our results due to factors such as the timing of OEM product launches, customer purchasing behavior in light of anticipated mobile phone launches; our assessments of whether we have excess or obsolete inventory; increasing competition and new entrants in the market for our products; our need to diversify our sources of revenue; our ability to enter new end user product markets, as well as new geographic markets; pressure on the average selling prices for our products; our lengthy sales cycle and the lack of certainty as to whether any given OEM’s products will achieve market acceptance; our OEMs’ lengthy and expensive process to qualify our products; our ability to develop new or enhanced products in a timely manner that achieve market acceptance; our reliance on third parties to manufacture, assemble and test our products; defects that may be present in our products; the impact of future intellectual property litigation and claims for indemnification; changes in tax laws or our ability to utilize our tax structure and net operating losses and other risks inherent in fabless semiconductor businesses. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent Form 10-Q for the three months ended September 30, 2013, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Audience

Audience is the leader in advanced voice and audio processing for mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia Pacific, Europe and the U.S. The company is based in Mountain View, California. For more information, see www.audience.com.

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For more information, contact:

Investors

The Blueshirt Group

Suzanne Schmidt	or	Melanie Solomon
415-217-4962		415-217-4964
suzanne@blueshirtgroup.com		melanie@blueshirtgroup.com

Media and Industry Analysts

Diane Vanasse

408-242-0027

dvanasse@audience.com

Audience, Inc.

Condensed consolidated balance sheets

(in thousands)

(unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$124,691	$109,606
Short-term investments	14,855	18,032
Restricted cash	170	—
Accounts receivable, net	6,091	12,926
Inventories	13,581	13,266
Other current assets	4,675	3,669

Total current assets	164,063	157,499
Property and equipment, net	13,533	11,801
Restricted cash - noncurrent portion	—	170
Other noncurrent assets	2,402	1,389

Total assets	$179,998	$170,859

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,304	$9,745
Accrued and other current liabilities	10,825	9,228
Deferred credits and income	265	285
Financing obligation for construction in progress	—	5,290

Total current liabilities	17,394	24,548
Taxes payable - noncurrent	935	376
Other liabilities - noncurrent	1,862	—

Total liabilities	20,191	24,924

Stockholders’ equity:
Preferred stock	—	—
Common stock	22	21
Additional paid-in capital	183,840	172,461
Accumulated other comprehensive income	(1)	3
Accumulated deficit	(24,054)	(26,550)

Total shareholders’ equity	159,807	145,935

Total liabilities and stockholders’ equity	$179,998	$170,859

Audience, Inc.

Condensed consolidated statements of operations

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenue:
Hardware	$31,529	$34,462	$150,430	$107,267
Licensing	2,032	4,227	10,121	36,638

Total revenue	33,561	38,689	160,551	143,905
Cost of revenue	15,705	17,855	71,166	62,247

Gross profit	17,856	20,834	89,385	81,658
Operating expenses:
Research and development	11,941	8,473	43,239	31,520
Selling, general and administrative	10,389	10,498	41,456	35,271

Total operating expenses	22,330	18,971	84,695	66,791

Income (loss) from operations	(4,474)	1,863	4,690	14,867
Interest income, net	29	74	157	164
Other expense, net	(72)	(82)	(281)	(586)

Income (loss) before income taxes	(4,517)	1,855	4,566	14,445
Income tax expense (benefit)	(2,023)	(1,584)	2,069	(1,152)

Net income (loss)	$(2,494)	$3,439	$2,497	$15,597

Net income (loss) per share:
Basic	$(0.11)	$0.17	$0.12	$0.73

Diluted	$(0.11)	$0.15	$0.11	$0.65

Weighted average shares used in computing net income (loss) per share:
Basic	22,012	20,587	21,467	13,377

Diluted	22,012	22,460	23,197	15,687

Audience, Inc.

GAAP to Non-GAAP net income (loss) reconciliation

(in thousands)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

GAAP net income (loss)	$(2,494)	$3,439	$2,497	$15,597
Stock-based compensation	1,464	944	5,660	3,134
Non-cash rent expense	—	431	663	579
Revaluation of warrant liability	—	—	—	290
Valuation allowance	—	(1,605)	—	(1,605)
Tax adjustments	(1,408)	—	295	—

Non-GAAP net income (loss)	$(2,438)	$3,209	$9,115	$17,995

Audience, Inc.

Computation of GAAP net income (loss) per share

(in thousands, except for per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Computation of GAAP net income (loss) per share:
GAAP net income (loss)	$(2,494)	$3,439	$2,497	$15,597
Non-cumulative dividends to preferred stockholders	—	—	—	(2,247)
Undistributed earnings allocated to preferred stockholders	—	—	—	(3,583)

Net income (loss) - basic	(2,494)	3,439	2,497	9,767
Adjustment for undistributed earnings reallocated to the holders of common stock	—	—	—	402

Net income (loss) - diluted	$(2,494)	$3,439	$2,497	$10,169

Weighted average shares used in computing net income (loss) per share:
Basic	22,012	20,587	21,467	13,377

Diluted	22,012	22,460	23,197	15,687

Net income (loss) per share:
Basic	$(0.11)	$0.17	$0.12	$0.73

Diluted	$(0.11)	$0.15	$0.11	$0.65

Audience, Inc.

Reconciliation of GAAP to non-GAAP diluted earnings (loss) per share

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
GAAP net income (loss)	$(2,494)	$3,439	$2,497	$15,597
Non-cumulative dividends to preferred stockholders	—	—	—	(2,247	)(B)
Undistributed earnings allocated to preferred stockholders	—	—	—	(3,583)

GAAP net income (loss) - basic	(2,494)	3,439	2,497	9,767
Adjustment for undistributed earnings reallocated to the holders of common stock	—	—	—	402

GAAP net income (loss) - diluted	(2,494)	3,439	$2,497	$10,169
Non-GAAP adjustments:
Stock-based compensation	1,464	944	5,660	3,134
Non-cash rent expense	—	431	663	579
Revaluation of warrant liability	—	—	—	290
Non-GAAP as if converted method	—	—	—	5,428	(A)
Valuation allowance	—	(1,605)	—	(1,605)
Effective tax rate change	(1,408)	—	295	—

Non-GAAP net income (loss) - diluted	$(2,438)	$3,209	$9,115	$17,995

GAAP - diluted weighted average shares	22,012	22,460	23,197	15,687

Non-GAAP - diluted weighted average shares	22,012	22,460	23,197	20,558

GAAP - diluted net income (loss) per share	$(0.11)	$0.15	$0.11	$0.65
Non-GAAP adjustments:
Stock-based compensation	0.06	0.04	0.24	0.15
Non-cash rent expense	—	0.02	0.03	0.03
Revaluation of warrant liability	—	—	—	0.01
Non-GAAP as if converted method	—	—	—	0.11	(B)
Valuation allowance	—	(0.07)	—	(0.07)
Effective tax rate change	(0.06)	—	0.01	—

Non-GAAP - diluted net income (loss) per share	$(0.11)	$0.14	$0.39	$0.88

(A)	Non-GAAP net income was adjusted by $5,428 for the year ended December 31, 2012 to give effect to the conversion of our convertible preferred stock and certain preferred stock warrants using the as-if converted method into common shares as if the conversion had occurred as of the beginning of the period presented.
(B)	Non-GAAP diluted EPS for the year ended December 31, 2012 was computed to give effect to the conversion of our convertible preferred stock and certain preferred stock warrants using the as-if converted method into common shares as if the conversion had occurred as of the beginning of the period. Therefore to bridge the GAAP to non-GAAP EPS the non-cumulative dividends to preferred stockholders should not be allocated to stockholders for the twelve months ended December 31, 2012 of $2,247.

Audience, Inc.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands, except per share data)

(unaudited)

	Three months ended December 31, 2013			Three months ended December 31, 2012
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$33,561	$—	$33,561	$38,689	$—	$38,689
Cost of revenue(1)	15,705	(79)	15,626	17,855	(45)	17,810

Gross profit	17,856	79	17,935	20,834	45	20,879
Total operating costs(1)	22,330	(1,386)	20,944	18,971	(1,330)	17,641

Income (loss) from operations	$(4,474)	$1,465	$(3,009)	$1,863	$1,375	$3,238

Income (loss) before income taxes	$(4,517)	$1,465	$(3,052)	$1,855	$1,375	$3,230
Income tax expense (benefit)(2)	(2,023)	1,409	(614)	(1,584)	1,605	21

Net income (loss)	$(2,494)	$56	$(2,438)	$3,439	$(230)	$3,209

(1)	Adjustment relates to stock-based compensation expense and non-cash rent expense recognized during the period for GAAP purposes.
(2)	Adjustment reflects the tax benefit from all non-GAAP adjustments for the 2013 period, and the tax valuation allowance benefit for the 2012 period.

	Year ended December 31, 2013			Year ended December 31, 2012
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$160,551	$—	$160,551	$143,905	$—	$143,905
Cost of revenue(1)	71,166	(305)	70,861	62,247	(150)	62,097

Gross profit	89,385	305	89,690	81,658	150	81,808
Total operating costs(1)	84,695	(6,323)	78,372	66,791	(3,563)	63,228

Income from operations	$4,690	$6,628	$11,318	$14,867	$3,713	$18,580

Income before income taxes	$4,566	$6,628	$11,194	$14,445	$4,003	$18,448
Income tax expense (benefit)(2)	2,069	10	2,079	(1,152)	1,605	453

Net income	$2,497	$6,618	$9,119	$15,597	$2,398	$17,995

(1)	Adjustment relates to stock-based compensation expense and non-cash rent expense recognized during the period for GAAP purposes.
(2)	Adjustment reflects the tax benefit from all non-GAAP adjustments for the 2013 period, and the tax valuation allowance benefit for the 2012 period.

Audience, Inc.

Estimated computation of GAAP to non-GAAP diluted net loss per share

(unaudited)

Three months ending March 31, 2014
Estimated GAAP diluted net loss per share	($0.24) - ($0.28)
Estimated stock-based compensation expense per share	$0.07

Non-GAAP diluted net loss per share	($0.17) - ($0.21)